EXHIBIT 2.5.3

                             STOCK PLEDGE AGREEMENT

         STOCK PLEDGE AGREEMENT, dated as of July 2, 1998, made by Able Telcom Holding Corp., a Florida corporation ("Pledgor"), in favor of WorldCom, Inc. ("WorldCom") for itself and on behalf of the other Assumption Agreement Beneficiaries (as defined in the Indemnity Agreement referred to below).

                                   WITNESSETH:

         WHEREAS, Pledgor is consummating and closing on the date hereof the transactions contemplated by that certain Agreement and Plan of Merger ("Merger Agreement"), dated as of April 26, 1998 as amended as of July 2, 1998, by and among Pledgor, MFS Communications Company, Inc. ("MFSCC"), a wholly owned subsidiary of WorldCom, and others;

         WHEREAS, as contemplated by the Merger Agreement, Pledgor is executing and delivering the Promissory Note as of the date hereof;

         WHEREAS, Pledgor is executing and delivering to WorldCom and the other Assumption Agreement Beneficiaries an Assumption and Indemnity Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Indemnity Agreement"), in favor of WorldCom and the other Assumption Agreement Beneficiaries under which Pledgor makes certain indemnity covenants;

         WHEREAS, Pledgor is the legal and beneficial owner of the shares of Pledged Stock (as hereinafter defined) issued by the Issuer (as hereinafter defined);

         WHEREAS, it is a condition precedent to the obligation of MFSCC to merge its subsidiary, MFS Network Technologies, Inc., with and into MFS Acquisition Corp. with MFS Acquisition Corp. as the surviving corporation in the merger (the "Issuer") pursuant to the Merger Agreement that Pledgor shall have executed and delivered this Pledge Agreement to WorldCom for the benefit of WorldCom and the other Assumption Agreement Beneficiaries; and

         WHEREAS, in accordance with the terms of the Promissory Note, the payment obligations of the Pledgor thereunder are to be secured by this Pledge Agreement;


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         NOW, THEREFORE, in consideration of the premises and to induce WorldCom to cause MFSCC to close and consummate the transactions contemplated by the Merger Agreement, Pledgor hereby agrees with WorldCom, for the benefit of WorldCom and the other Assumption Agreement Beneficiaries, as follows:

1. DEFINED TERMS. (a) Unless otherwise defined herein, the following terms shall have the following meanings:

         "AGREEMENT": this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

         "BONDS": as defined in the Indemnity Agreement.

         "CODE": the Uniform Commercial Code from time to time in effect in the State of NewYork.

         "COLLATERAL": the Pledged Stock and all Proceeds thereof.

         "COLLATERAL ACCOUNT": any account established to hold money Proceeds, maintained under the sole dominion and control of WorldCom, subject to withdrawal by WorldCom for the account of WorldCom only as provided in paragraph 8a.

         "EVENT OF DEFAULT": (a) as defined in the Indemnity Agreement with respect to Pledgor's failure to perform its obligations thereunder, (b) as defined in the Promissory Note with respect to Pledgor's failure to perform its obligations thereunder, or (c) the failure of Pledgor to perform its covenants under this Agreement.

         "INDEMNITORS": as defined in the Indemnity Agreement.

         "ISSUER":  as defined in the recital clauses.

         "OBLIGATIONS": the collective reference to the obligations and liabilities of Pledgor under the Promissory Note and the Pledgor and the other Indemnitors and the Indemnity Agreement.

         "PLEDGED STOCK": the shares of capital stock listed on Schedule 1 hereto, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by Issuer to Pledgor while this Agreement is in effect.



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         "PROCEEDS": all "proceeds" as such term is defined in Section 9-306(1)
of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends (other than cash dividends as expressly permitted pursuant to the terms hereof) or other income from the Pledged Stock, collections thereon or distributions with respect thereto.

         "SATISFACTORY RELEASE":  as defined in the Indemnity Agreement.

         "SECURITIES ACT": the Securities Act of 1933, as amended.

         (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

         (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         2. PLEDGE; GRANT OF SECURITY INTEREST. Pledgor hereby delivers to WorldCom, for the benefit of WorldCom and the other Assumption Agreement Beneficiaries, all the Pledged Stock and hereby grants to WorldCom, for the benefit of WorldCom and the other Assumption Agreement Beneficiaries, a first security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

         3. STOCK POWERS. Concurrently with the delivery to WorldCom of each certificate representing one or more shares of Pledged Stock, Pledgor shall deliver an undated stock power covering such certificate, duly executed in blank by Pledgor with, if WorldCom so requests, signature guaranteed.

         4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants to WorldCom and to each of the other Assumption Agreement Beneficiaries, as of the date hereof and at all times until the Obligations are paid in full, that:

         (a) The shares of Pledged Stock constitute all the issued and outstanding shares of all classes of the capital stock of Issuer.



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         (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

         (c) Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock, free of any and all liens, encumbrances, rights or options in favor of, or claims of, any other person or entity, except the security interest created by this Agreement.

         (d) Upon delivery to WorldCom of the stock certificates evidencing the Pledged Stock, the security interest created by this Agreement will constitute a valid, perfected first priority security interest in the Collateral, enforceable in accordance with its terms against all creditors of Pledgor and any other Indemnitors and any persons purporting to purchase any Collateral from Pledgor and any other Indemnitors, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         5. COVENANTS. Pledgor covenants and agrees with WorldCom and the other Assumption Agreement Beneficiaries that, from and after the date of this Agreement until the Obligations are paid in full:

         (a) If Pledgor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Pledged Stock, or otherwise in respect thereof, Pledgor shall accept the same as the agent of WorldCom and the other Assumption Agreement Beneficiaries, hold the same in trust for WorldCom and the other Assumption Agreement Beneficiaries and deliver the same forthwith to WorldCom in the exact form received, duly indorsed by Pledgor to WorldCom, if required, together with an undated stock power covering such certificate duly executed in blank by Pledgor and with, if WorldCom so requests, signature guaranteed, to be held by WorldCom, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of Issuer shall be paid over to WorldCom to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect


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of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to WorldCom to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by Pledgor, Pledgor shall, until such money or property is paid or delivered to WorldCom, hold such money or property in trust for WorldCom, segregated from other funds of Pledgor, as additional collateral security for the Obligations.

         (b) Without the prior written consent of WorldCom, Pledgor will not (1) vote to enable, or take any other action to permit, Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of Issuer, (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, (3) create, incur or permit to exist any lien encumbrance, right or option in favor of, or any claim of any person with respect to, any of the Collateral, or any interest therein, except for the security interests created by this Agreement or (4) enter into any agreement or undertaking restricting the right to ability of Pledgor or WorldCom to sell, assign or transfer any of the Collateral. WorldCom may grant or withhold any such consent in the exercise of its reasonable discretion; provided, WorldCom will promptly consider and respond to any request for consent delivered in writing by Pledgor to WorldCom.

         (c) Pledgor shall maintain the security interest created by this Agreement as a first, perfected security interest and shall defend such security interest against claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of WorldCom, and at the sole expense of the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as WorldCom may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to WorldCom, duly endorsed in a manner satisfactory to WorldCom, to be held as Collateral pursuant to this Agreement.

         (d) Pledgor shall pay, and save WorldCom and WorldCom harmless from, any and all liabilities with respect to, or resulting from any delay in paying,


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any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or WorldCom's enforcement of its rights hereunder.

         (e) Unless otherwise agreed to by WorldCom in advance in writing, Pledgor shall cause Issuer to:

         i. conduct Issuer's business only in the ordinary and usual course, and, accordingly, Pledgor shall use its best efforts to keep intact, and cause Issuer to keep intact, Issuer's business organization and goodwill, to keep available the services of qualified officers and employees, to maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with Issuer; and

         ii. not issue any Pledged Stock or any other series of stock or other securities or rights in Issuer (including, without limitation, options, warrants, stock appreciation rights, or phantom stock), or redeem any Pledged Stock; and

         iii. except in the ordinary course of business, not create, incur or assume any material long-term or short-term indebtedness for money borrowed, draw upon any existing lines of credit, or undertake any acquisitions; and

         iv. not adopt, or enter into any stock option, stock appreciation rights, warrant, phantom stock, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee, or any other person relating to securities of or ownership interest in Issuer; and

         v. not pay any dividends to Pledgor or any other person or entity; provided, if no Event Default has occurred, Pledgor may cause Issuer to pay Pledgor cash dividends no more frequently than once per year and in an amount not to exceed Issuer's net earnings for the prior fiscal year, calculated in accordance with generally accepted accounting principles consistently applied; and



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         vi.      not sell, lease, or otherwise dispose of any of Issuer's
                  assets or properties, except in the ordinary course of business, consistent with past practice; not mortgage, encumber, or otherwise grant any interest in any of Issuer's assets or properties whatsoever; and

         vii. not shift business, work, or customer relations from Issuer to any other person, including Pledgor or any person or entity with whom Pledgor is affiliated, or otherwise refrain from bidding on a project in order to permit Pledgor or any affiliate of Pledgor to so bid; and

         viii. duly and properly perform its obligations under all of its contracts and agreements and otherwise perform its obligations; and

         ix. not make capital expenditures, or commitments, for capital expenditures, except in the ordinary course of Issuer's business, but in no event to exceed $4million per Issuer's fiscal year; and

         x. not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (i) through (x) above.

WorldCom may grant or withhold consent to any of the matters set forth in subparagraphs (i) through (x) above in the exercise of its reasonable discretion; provided WorldCom will promptly consider and respond to any request for consent delivered in writing by Pledgor to WorldCom.

         6. VOTING RIGHTS. Unless an Event of Default shall have occurred and be continuing and WorldCom shall have given notice to Pledgor of WorldCom's intent to exercise its corresponding rights pursuant to paragraph 7 below, Pledgor shall be permitted to exercise all voting and corporate rights with respect to the Pledged Stock consistent with the terms and conditions of this Agreement; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in WorldCom's reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indemnity Agreement or this Agreement.

         7. RIGHTS OF WORLDCOM AND SUBSIDIARIES. (a) All money Proceeds received by WorldCom hereunder shall be held by WorldCom for the benefit of WorldCom and Subsidiaries in a Collateral Account. All Proceeds while held by


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

WorldCom in a Collateral Account (or by Pledgor in trust for WorldCom and Subsidiaries) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in paragraph 8(a).

         (b) If an Event of Default shall occur and be continuing and WorldCom shall give notice of its intent to exercise such rights to Pledgor, then at any time after 15 days after delivery of such notice and if such Event of Default is continuing (1) WorldCom shall have the right to receive any and all cash dividends paid in respect of the Pledged Stock and make application thereof to the Obligations in such order as WorldCom may determine, and (2) all shares of the Pledged Stock shall be registered in the name of WorldCom of its nominee and Subsidiaries or their nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares of the Pledged Stock at any meeting of shareholders of Issuer or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by Pledgor or WorldCom of any right, privilege or option pertaining to such shares of the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as WorldCom may determine), all without liability except to account for property actually received by it, but WorldCom shall have no duty to Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

         (c) Each of MFS and WorldCom agree (i) to the provisions under the "Security" and "Subordination" sections of the Promissory Note, (ii) that the Promissory Note may not be amended without the prior written consent of the holders of a majority of then outstanding Senior Subordinated Notes and the holders of a majority of the owners and holders of the Credit Agreement Obligations (as each such term is defined in the Promissory Note) and (iii) that the Collateral may not be substituted pursuant to Section 14 hereof without the prior consent of the holders of a majority of then outstanding Senior Subordinated Notes and the holders of a majority of the owners and holders of the Credit Agreement Obligations (as each such term is defined in the Promissory
Note).



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         8. REMEDIES. (a) If an Event of Default shall have occurred, and shall be continuing for more than 15 days after delivery of written notice by WorldCom to Pledgor, then at any time thereafter at WorldCom's election WorldCom may apply all of any part of Proceeds held in any Collateral Account in payment of the Obligations in such order as WorldCom may elect.

         (b) If an Event of Default shall have occurred, and shall be continuing for more than 15 days after delivery of written notice by World Com to Pledgor, then WorldCom, on behalf of itself and Subsidiaries, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, WorldCom, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of WorldCom or any Subsidiary or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may reasonably deem best, for cash or on credit risk. WorldCom or any Subsidiary shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby waived or released. WorldCom shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of WorldCom and Subsidiaries hereunder, including, without limitation, reasonable attorneys' fees and disbursements or in part of the Obligations, in such order as WorldCom may elect, and only after such application amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need WorldCom account for the surplus, if any, to Pledgor. To the extent permitted by applicable law, Pledgor waives all claims, damages and demands it may acquire against WorldCom or any Subsidiary arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of


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Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by WorldCom or any Subsidiary to collect such deficiency.

         (c) Pledgor has made available to WorldCom complete and correct copies of resolutions duly adopted by the shareholders and the Board of Directors of the Issuer authorizing the merger and represents and warrants herein that such resolutions have not been amended or revoked and are in full force and effect as on the date hereof; and such resolutions are the only resolutions adopted by the shareholders and the Board of Directors of the Issuer with respect to the matters set forth therein.

         (d) Notwithstanding the foregoing, if the Event of Default is a failure by Pledgor to pay money, Pledgor may cure such Event of Default by paying such money at any time before WorldCom enforces its remedies hereunder.

         9. PRIVATE SALES. (a) If WorldCom shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 8 hereof, and if in the opinion of WorldCom it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, Pledgor will cause the Issuer thereof to (1) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be cone all such other acts as may be, in the opinion of WorldCom, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (2) to use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (3) to make all amendments thereto and/or to the related prospectus which, in the opinion of WorldCom, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Pledgor agrees to cause the such Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which WorldCom shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.



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         (b) Pledgor recognizes that WorldCom may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in process and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. WorldCom shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

         (c) Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section valid and binding and in compliance with any and all other applicable requirements of law. Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to WorldCom and Subsidiaries, that WorldCom and Subsidiaries have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indemnity Agreement.

         10. IRREVOCABLE AUTHORIZATION AND INSTRUCTION TO ISSUER. Pledgor hereby authorizes and instructs Issuer to comply with any instruction received by it from WorldCom in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from Pledgor, and Pledgor agrees that Issuer shall be fully protected in so complying.

         11. WORLDCOM'S APPOINTMENT AS ATTORNEY-IN-FACT. (a) Pledgor hereby irrevocably constitutes and appoints WorldCom and any officer or agent of WorldCom, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Pledgor and in the name of Pledgor or in WorldCom's own name, from time to time in WorldCom's


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discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the financing statements, endorsements, assignments or other instruments of transfer.

         (b) Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in paragraph [11(a)]. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

         12. EXECUTION OF FINANCING STATEMENTS. Pursuant to Section 9-402 of the Code, Pledgor authorizes WorldCom to file financing statements with respect to the Collateral without the signature of Pledgor in such form and in such filing offices as WorldCom reasonably determines appropriate to perfect the security interests of WorldCom under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

         13. AUTHORITY OF WORLDCOM. Pledgor acknowledges that the rights and responsibilities of WorldCom under this Agreement with respect to any action taken by WorldCom or the exercise or non-exercise by WorldCom of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between WorldCom and Subsidiaries, be governed by the Indemnity Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between WorldCom and Pledgor, WorldCom shall be conclusively presumed to be acting as agent for Subsidiaries with full and valid authority so to act or refrain from acting, and neither Pledgor nor Issuer shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

         14. SUBSTITUTION OF COLLATERAL. Pledgor may, at its election, but only upon the prior approval of the holders of a majority of then outstanding Senior Subordinated Notes and the holders of a majority of the owners and holders of the Credit Agreement Obligations (as each such term is defined in the Promissory
Note), substitute for the Collateral a letter of credit



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         (a) issued by a banking institution domiciled in the United States which has not less than $500,000,000 in capital and has a rating on its long term debt of at least "A" from Standard & Poor's Corporation,

         (b) to and for the benefit of WorldCom,

         (c) drawable by WorldCom upon sight,

         (d) in an amount equal to the then outstanding amount of the Bonds (including any other potential obligation of WorldCom or the other Assumption Agreement Beneficiaries relating thereto, as reasonably determined by WorldCom) as to which Satisfactory Releases have not been obtained,

         (e) with an expiration of no earlier than one year after the last day a claim may be made against WorldCom or any of the other Assumption Agreement Beneficiaries respecting any Bond, and

         (f) otherwise in form and content acceptable to WorldCom

(herein called the "Substituted Letter of Credit"). Pledgor may exercise such right of substitution by delivering to WorldCom the Substituted Letter of Credit and a written notice of its election referring specifically to this paragraph of this Agreement, whereupon WorldCom shall release and deliver the Pledged Stock to Pledgor and the Substituted Letter of Credit shall be and become the Collateral hereunder. WorldCom will also promptly consider and respond to any other written request by Pledgor to substitute the Pledged Stock with other collateral, securities, or undertakings; WorldCom may grant or deny its consent to such substitution in the exercise of its reasonable discretion.

         15. TERMINATION. This Agreement shall terminate and WorldCom shall release and deliver the Pledged Stock to Pledgor upon demand by Pledgor after the earlier to occur of (a) the Indemnity Agreement terminating in accordance with its terms and (b) WorldCom having received Satisfactory Releases as to all of the Bonds.

         16. NOTICES. All notices, requests and demands to or upon WorldCom, Subsidiaries or Pledgor to be effective shall be in writing and shall be deemed to


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have been duly given or made to the persons and in the manner provided for in the Indemnity Agreement.

         17. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         18. AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Pledgor and WorldCom, provided that any provision of this Agreement may be waived by WorldCom and the other Assumption Agreement Beneficiaries in a letter or agreement executed by WorldCom or by telex or facsimile transmission from WorldCom.

         (b) Neither WorldCom nor any of the other Assumption Agreement Beneficiaries shall by any act (except by a written instrument pursuant to paragraph 18(a) hereof), delay, indulgence, omission or otherwise be deemed acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of WorldCom or any of the other Assumption Agreement Beneficiaries, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by WorldCom or any of the other Assumption Agreement Beneficiaries of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which WorldCom or any such Assumption Agreement Beneficiaries would otherwise have on any future occasion.

         (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

         19. REASONABLENESS STANDARD. When any provision in this Agreement contemplates WorldCom granting or withholding its consent subject to its reasonable discretion, WorldCom shall not be deemed unreasonable if it withholds consent to


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

any matter which would, directly or indirectly, result in WorldCom having less security for the Obligations than it does on the date of this Agreement.

         20. SECTION HEADINGS. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         21. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of Pledgor and shall inure to the benefit of WorldCom and the other Assumption Agreement Beneficiaries and their successors and assigns.

         22. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware and the United States of America, without regard to the principles of conflict of laws thereof, and may only be enforced in the courts of the State of Delaware, or the United States District Court for the District of Delaware, the jurisdiction of which courts each Party hereby irrevocably subjects itself to.

         IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

Able Telcom Holding Corp. ("Pledgor")

By:      /S/ FRAZIER L. GAINES
   ----------------------------------
Title:     PRESIDENT AND CEO







AGREED AND ACCEPTED FOR
PURPOSES OF SECTION 7(C):

MFS COMMUNICATIONS COMPANY, INC.

By:     /S/ FREDERICK W. WEIDINGER
   -----------------------------------
        Name:   FREDERICK W. WEIDINGER
        Title:    VICE PRESIDENT


WORLDCOM INC.

By:__________________________________
        Name:
        Title:

357127.1


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